Exhibit 99.1

IN8bio Announces Pricing of Financing Totaling up to $46.9 Million in Private Placement

Initial closing of $14.4 million to support operational execution and extend cash runway into 2025 with potential for up to $32.5 million in additional capital at increasing valuations

Proceeds to help accelerate advancement of the Company’s gamma-delta T cell therapies

NEW YORK, Dec. 11, 2023 (GLOBE NEWSWIRE) — IN8bio, Inc. (Nasdaq: INAB), a leading clinical-stage biopharmaceutical company focused on innovative gamma-delta T cell therapies, today announced that it has entered into a securities purchase agreement with certain healthcare-focused institutional investors to raise up to $46.9 million at increasing valuations that includes initial gross proceeds of $14.4 million, extending the Company’s runway into 2025.

Under the terms of the securities purchase agreement, the Company will sell units comprised of an aggregate of 11,249,588 shares of the Company’s common stock, par value $0.0001 per share, pre-funded warrants to purchase 574,241 shares of common stock, warrants to purchase up to 11,823,829 shares of common stock (the “Series A Ordinary Warrants”) and warrants to purchase up to 11,823,829 shares of common stock (the “Series B Ordinary Warrants” and, together with the Series A Ordinary Warrants, the “Ordinary Warrants”). The units will be sold at a purchase price of $1.22 per unit. The pre-funded warrants will have an exercise price of $0.0001 per share. The Series A Ordinary Warrants will have an exercise price of $1.25 per share. The Series B Ordinary Warrants will have an exercise price of $1.50 per share.

IN8bio will receive initial gross proceeds of approximately $14.4 million as a result of the private placement. IN8bio intends to use the net proceeds from the private placement to fund the clinical development of its product candidates and for general corporate purposes.

Investors have committed to exercise the Series A Ordinary Warrants at a purchase price of $1.25 per share for aggregate proceeds of $14.8 million and the issuance of 11.8 million shares of common stock. The mandatory exercise of Series A Ordinary Warrants is subject to the Company’s public announcement of its INB-100 data for the ten currently enrolled patients, should they remain alive and evaluable, covering a period of at least 11 months of long-term follow-up for each patient, along with certain stock price and trading volume requirements.

The Series B Ordinary Warrants allow the Company to redeem such warrants, at a redemption price of $0.01 per Series B Ordinary Warrant. Holders of Class B Ordinary Warrants may choose to exercise such warrants at a purchase price of $1.50 per share prior to such mandatory redemption. The Series B Ordinary Warrant redemption is subject to the Company’s public announcement of its INB-100 data for the ten currently enrolled patients, should they remain alive and evaluable, covering a period of at least 22 months of long-term follow-up for each patient, along with certain stock price and trading volume requirements. Should all holders of Series B Ordinary Warrants choose to exercise such warrants, it would result in aggregate proceeds to the Company of $17.7 million and the issuance of 11.8 million shares of common stock.

The closing of the private placement is subject to customary closing conditions and is expected to occur on or about December 13, 2023.

Cantor Fitzgerald & Co. acted as the sole placement agent for the private placement.

The offer and sale of the foregoing securities is being made in a private placement pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities have not been registered under the Securities Act or applicable state securities laws. The Securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Securities, nor shall there be any sale of the Securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About IN8bio

IN8bio is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell product candidates for solid and liquid tumors. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. IN8bio’s DeltEx platform employs allogeneic, autologous, iPSC and genetically modified approaches to develop cell therapies, designed to effectively identify and eradicate tumor cells.

IN8bio has initiated a Phase 2 trial of INB-400 in GBM at multiple centers across the United States and has two ongoing Phase 1 trials in solid and hematological tumors, including INB-200 for GBM and INB-100 for patients with hematologic malignancies undergoing transplantation. IN8bio also has a broad portfolio of preclinical programs focused on addressing other hematological and solid tumor cancers. For more information about IN8bio and its programs, please visit www.in8bio.com.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions relating to the private placement, the use of the net proceeds in this Private Placement, IN8bio’s cash runway and the aggregate proceeds payable to IN8bio should all holders of Series B Ordinary Warrants choose to exercise their warrants prior to a mandatory redemption. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: the uncertainties related to market and other conditions and the completion of the public offering; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements. These and other factors are described in greater detail in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 9, 2023, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Company Contact:

IN8bio, Inc.

Patrick McCall

+ 1 646.600.6GDT (6438)

info@IN8bio.com

Investors & Media Contact:

Argot Partners

IN8bio@argotpartners.com